Exhibit 99.1

LHC Group and East Alabama Medical Center Announce Home Health Joint Venture

Company Also Completes Home Health Joint Venture with Methodist Hospital

LAFAYETTE, La.--(BUSINESS WIRE)--June 2, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a home health joint venture with East Alabama Medical Center to provide home nursing services in Auburn, Alabama, and the surrounding area.

The primary service area of this joint venture spans five counties in Alabama, a Certificate of Need (CON) state. The estimated population of the service area is approximately 150,000, with almost 16 percent over the age of 65. Net revenue for the Auburn, Alabama, agency during the most recent 12 months was approximately $2.7 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2009.

East Alabama Medical Center, located in Opelika, Alabama, is a 352-bed regional referral center with an active medical staff of more than 145 physicians. The Medical Center serves a five-county area, offers programs and services in nearly every medical specialty and is the area’s second largest employer with over 2,500 employees. The East Alabama Medical Center campus includes a Cancer Center; a 50,000-square-foot Outpatient Services Center, housing cardiac rehabilitation and diagnostic cardiac services; and the Auburn Medical Park campus, providing assisted and independent living for area seniors.

In commenting on the joint venture, Terry Andrus, Chief Executive Officer of East Alabama Medical Center, said, “A partnership with LHC Group is an example of our commitment to our patients, employees, physicians and communities and is in accordance with our core values. There will be no interruption in service to patients served by our agency. This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home care services.”

Keith G. Myers, Chief Executive Officer of LHC Group, added, “We are very excited about the opportunity to partner with East Alabama Medical Center. We enter this new relationship knowing we have a strong partner who shares our commitment to provide high quality, compassionate healthcare. Together, our organizations will provide the residents of East Alabama with the highest quality of home care services.”

LHC Group also announced today the completion of its previously announced home health joint venture with Methodist Hospital to provide home nursing services in Henderson, Kentucky. The primary service area of this joint venture spans three counties in Kentucky, a Certificate of Need (CON) state. The estimated population of the service area is approximately 150,000, with almost 14 percent over the age of 65. Net revenue for the Henderson, Kentucky, agency during the most recent 12 months was approximately $3.0 million. This joint venture is not expected to add materially to LHC Group’s earnings in 2009.

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company’s future financial performance and the strength of the Company’s operations. Such forward-looking statements may be identified by words such as “continue,” “expect,” and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group’s relationships with referral sources, increased competition for LHC Group’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LHCG-G

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com